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Exhibit 99.1

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Express, Inc. and Subsidiaries
Quarters ended September 13, 2003 and September 7, 2002

                                       1

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ROADWAY EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                   September 13, 2003  December 31, 2002
                                                                   ------------------  -----------------
                                                                              (in thousands)
Assets
Current assets:
  Cash and cash equivalents                                         $   73,011              $   82,016
  Accounts receivable, including retained
     interest in securitized receivables, net                          220,580                 212,834
  Other current assets                                                  41,111                  31,662
                                                                    ----------              ----------
Total current assets                                                   334,702                 326,512

Carrier operating property, at cost                                  1,407,540               1,414,794
Less allowance for depreciation                                      1,000,628                 996,224
                                                                    ----------              ----------
Net carrier operating property                                         406,912                 418,570

Goodwill, net                                                           16,781                  14,816
Other assets                                                            44,439                  43,666
                                                                    ----------              ----------
Total assets                                                        $  802,834              $  803,564
                                                                    ==========              ==========

Liabilities and parent company investment
Current liabilities:
  Accounts payable                                                  $  222,612              $  190,457
  Salaries and wages                                                   116,523                 141,242
  Other current liabilities                                             48,379                  45,606
                                                                    ----------              ----------
Total current liabilities                                              387,514                 377,305

Long-term liabilities:
  Casualty claims and other                                             52,289                  55,953
  Accrued pension and retiree medical                                  144,582                 133,072
                                                                    ----------              ----------
Total long-term liabilities                                            196,871                 189,025

Parent company investment                                              218,449                 237,234
                                                                    ----------              ----------
Total liabilities and parent company investment                     $  802,834              $  803,564
                                                                    ==========              ==========

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

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ROADWAY EXPRESS, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

                                                                          Twelve Weeks Ended
                                                                            (Third Quarter)
                                                             September 13, 2003        September 7, 2002
                                                             ------------------        -----------------
                                                                          (in thousands)
Revenue                                                         $ 700,668                $ 631,158
Operating expenses:
  Salaries, wages and benefits                                    441,446                  402,918
  Operating supplies and expenses                                 117,826                  104,540
  Purchased transportation                                         76,729                   63,318
  Operating taxes and licenses                                     17,024                   16,511
  Insurance and claims expense                                     14,530                   15,489
  Provision for depreciation                                       14,251                   15,507
  Net (gain) loss on disposal of operating property                (5,069)                   1,129
  Compensation and other expense related to the
  Yellow acquisition                                               23,374                       --
                                                                ---------                ---------
Total operating expenses                                          700,111                  619,412
                                                                ---------                ---------
Operating income                                                      557                   11,746
Other (expense), net                                                 (868)                    (702)
                                                                ---------                ---------
(Loss) income before income taxes                                    (311)                  11,044
Provision for income taxes                                          2,327                    4,709
                                                                ---------                ---------
Net (loss) income                                               $  (2,638)               $   6,335
                                                                =========                =========

                                                                        Thirty-six Weeks Ended
                                                                           (Three Quarters)
                                                             September 13, 2003        September 7, 2002
                                                             ------------------        -----------------
                                                                           (in thousands)
Revenue                                                          $2,097,068               $1,791,125
Operating expenses:
  Salaries, wages and benefits                                    1,313,985                1,161,888
  Operating supplies and expenses                                   369,386                  303,527
  Purchased transportation                                          226,247                  171,761
  Operating taxes and licenses                                       52,586                   46,742
  Insurance and claims expense                                       42,024                   37,841
  Provision for depreciation                                         43,647                   46,192
  Net (gain) loss on disposal of operating property                  (4,288)                   1,778
  Compensation and other expense related to the
  Yellow acquisition                                                 23,374                       --
                                                                 ----------               ----------
Total operating expenses                                          2,066,960                1,769,729
                                                                 ----------               ----------
Operating income                                                     30,108                   21,396
Other (expense), net                                                 (2,067)                  (2,641)
                                                                 ----------               ----------
Income before income taxes                                           28,040                   18,755
Provision for income taxes                                           14,060                    7,532
                                                                 ----------               ----------
Net income                                                       $   13,981               $   11,223
                                                                 ==========               ==========

See notes to condensed consolidated financial statements.

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ROADWAY EXPRESS INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

                                                                      Thirty-six Weeks Ended
                                                                         (Three Quarters)
                                                             September 13, 2003        September 7, 2002
                                                             ------------------        -----------------
                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $ 13,981                $ 11,223
Depreciation                                                         43,647                  46,192
Other operating adjustments                                           5,665                 (20,770)
                                                                   --------                --------
Net cash provided by operating activities                            63,293                  36,645

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property                             (35,849)                (40,026)
Sales of carrier operating property                                   8,997                   2,203
                                                                   --------                --------
Net cash (used) by investing activities                             (26,852)                (37,823)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                      (45,750)
Treasury stock activity, net                                              -                       1
                                                                   --------                --------
Net cash (used) by financing activities                             (45,750)                      1

Effect of exchange rate on cash                                         305                    (200)
                                                                   --------                --------
Net (decrease) increase in cash and cash equivalents                 (9,004)                 (1,377)
Cash and cash equivalents at beginning of period                     82,016                  46,807
                                                                   --------                --------
Cash and cash equivalents at end of period                         $ 73,012                $ 44,710
                                                                   ========                ========

See notes to condensed consolidated financial statements.

Roadway Express, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1--Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve and thirty-six weeks ending September 13, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2002.

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Note 2--Accounting Period

Roadway Express, Inc. (the registrant, Roadway, or Company) operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

Note 3--Segment information

The Company provides freight services in one business segment, long haul LTL freight services in North America, and offers services more than 100 countries worldwide.

Note 4--Comprehensive Income

Comprehensive income differs from net income due to foreign currency translation adjustments as shown below:

                                               Twelve Weeks Ended                  Thirty-six Weeks Ended
                                                 (Third Quarter)                      (Three Quarters)
                                        Sept. 13, 2003     Sept. 7, 2002      Sept. 13, 2003    Sept. 7, 2002
                                        --------------     -------------      --------------    -------------
                                                                   (in thousands)
Net  (loss) income                         $ (2,638)          $  6,335           $ 13,981          $ 11,223
Foreign currency translation
     adjustments                               (707)              (628)             5,069              (684)
Derivative fair value adjustments                 -                158                126               158
                                           --------           --------           --------          --------
Comprehensive (loss) income                $ (3,345)          $  5,865           $ 19,176          $ 10,697
                                           ========           ========           ========          ========

Note 5--Contingent Matter

The Company's former parent (FedEx Corporation, successor in interest to Caliber Systems, Inc., formerly known as Roadway Services, Inc.) is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by the Company and its former parent on January 2, 1996 (the date of the spin-off) the Company is obligated to reimburse the former parent for any additional taxes and interest that relate to the Company's business prior to the spin-off. The amount and timing of such payments is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. On January 16, 2003, the Company made a $14 million payment to its former parent under the tax sharing agreement for taxes and interest related to certain of the proposed adjustments for tax years 1994 and 1995.

We estimate the possible range of the remaining payments that may be due to the former parent to be approximately $0 to $16 million in additional taxes and $0 to $11 million in related interest, net of tax benefit. The Company has established a $16 million deferred tax liability and certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.

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